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                                                                EXHIBIT 10.112





                             NOTE PURCHASE AGREEMENT


                                   dated as of


                                  April 2, 2001



                                     between


                               Motient Corporation


                                       and


                             Rare Medium Group, Inc.




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                             NOTE PURCHASE AGREEMENT


        THIS NOTE PURCHASE AGREEMENT is dated as of April 2, 2001 between Motient Corporation, a Delaware corporation, and Rare Medium Group, Inc., a Delaware corporation.

        The parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS


        SECTION 1.01. DEFINITIONS. The following terms, as used herein, have the following meanings:

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 25% or more of the equity of a Person shall, for the purposes of this Agreement, be deemed to control the other Person.

        "Bloomberg" means Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company if Bloomberg Financial Markets is not then reporting closing bid prices of such security).

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

        "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

        "Cash Equivalents" means:

        (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve months from the date of acquisition;

        (b) certificates of deposit, time deposits, Eurodollar time deposits, or banker's acceptances having in each case a tenor of not more than six months, issued by any U.S. commercial bank having combined capital and surplus of not less than $500,000,000 whose short term securities are rated both A-1 or higher by Standard & Poor's Corporation and P-1 or higher by Moody's Investors Services, Inc.;

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        (c)     commercial paper of an issuer rated either at least A-1 by
Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. and/or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three months;

        (d) repurchase agreements fully collateralized by securities issued by United States Government agencies; and

        (e) money market mutual funds invested in the instruments permitted by clauses (a), (b), (c) and (d) above.

        "CERCLA" has the meaning specified in the definition "Environmental
Laws".

        "Change In Control" means (i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than any Shareholder Guarantor, Purchaser, AT&T Wireless Services, Inc. or Motorola, Inc.) shall have beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of more than 25% of the outstanding capital stock of the Company, (ii) during any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company (ignoring for this purpose replacements of stockholder-designated directors by successor directors designated by the same stockholder or group of stockholders) or (iii) the Company shall cease to own all of the outstanding capital stock of Motient Holdings Inc., or (iv) any Shareholder Guarantor, AT&T Wireless Services, Inc. or Motorola Inc. or any of their respective Affiliates shall have beneficial ownership of a number of shares of the outstanding capital stock of the Company equal to 105% or more of the number of shares of capital stock of the Company beneficially owned by such Person or any of such Person's Affiliates on the date hereof (as adjusted to give effect to any stock split, combination, reorganization, recapitalization, stock dividend, reclassification, stock distribution, merger, consolidation, customary antidilution adjustment to the exercise price or conversion price of any options, warrants, convertible securities or similar purchase or exchange rights issued by the Company that are required to be made pursuant to the terms of such instruments as originally issued, or similar event or transaction). For purposes of calculating the number of shares of capital stock of the Company owned by a Person or such Person's Affiliates as of the date hereof pursuant to clause (iv) of this definition, such Person shall be deemed to own the maximum total number of shares of capital stock of the Company issuable upon the conversion, exchange or exercise of the Company Convertible Securities beneficially owned by such Person or such Person's Affiliates as of the date hereof, whether or not the same are immediately convertible, exchangeable or exercisable.

        "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

        "Collateral" means all property with respect to which Liens are created or purported to be created pursuant to the Pledge Agreement and the Second Pledge Agreement, if any.


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        "Commitment Period" shall mean the period commencing on the day after the Initial Closing Date and expiring on the date that is ten (10) Business Days prior to the Maturity Date.

        "Communications Asset" means a terrestrial or satellite antenna, licensed site, base station, communications ground segment, network operations center or other telecommunications facility (other than a satellite).

        "Company" means Motient Corporation, a Delaware corporation, and its successors.

        "Company Convertible Securities" means warrants, rights, options and other securities to subscribe for or purchase shares of the capital stock of the Company, and other securities convertible into or exchangeable for capital stock of the Company.

        "Company Group" means the Company and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means at any date and with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, or
(e) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of any Indebtedness. For purposes of this definition, the amount of any Contingent Obligation shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

        "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code.


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        "Default" means any condition or event which constitutes an Event of
Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

        "Disclosure Schedule" means the Disclosure Schedule of even date herewith attached hereto and hereby made part of this Agreement.

        "Dollars" means United States dollars.

        "Environmental Claim" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by the Company, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, common law duties, judicial decisions, rules, regulations, ordinances, judgments and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to the environment, health and safety or to emissions, discharges or releases, or the manufacture, distribution, use, treatment, storage, disposal, transport or handling, of pollutants, contaminants, wastes or toxic or hazardous substances; including, as they may be amended from time to time, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and the Community Right-to-Know Act of 1986.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

        "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by any member of the Controlled Group from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any member of the Controlled Group from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure to make required contributions to


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a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the Controlled Group; (h) an application for a funding waiver or any extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan; or (i) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction.

        "Event of Default" has the meaning set forth in Section 7.01.

        "FCC" means the Federal Communications Commission or any successor thereto.

        "FCC Licenses" means the currently effective licenses identified in the Company's public filings with the Securities and Exchange Commission, together with each other material FCC license hereafter obtained by the Company or any Subsidiary of the Company.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

        "Government Approvals" means any authorizations, consents, approvals, licenses (including FCC licenses), leases, rulings, permits, tariffs, rates, certifications, exemptions, filings or registrations by or with any Governmental Authority required to be obtained or held by the Company.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous material, hazardous substance or toxic substance, including petroleum or any petroleum derived substance or byproduct.

        "High-yield Subsidiaries" means Motient Holdings Inc., a Delaware corporation, and its Subsidiaries.


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        "Holdings Guaranty" means the guarantee by the Company of the obligations of Motient Holdings Inc. under the Indenture, as provided in Article 12 of the Indenture.

        "Indebtedness" of any Person means without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of capital assets; (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers' acceptances and similar instruments (in each case, whether or not matured), excluding performance bonds, letters of credit and similar undertakings in the ordinary course of business of the Company, to the extent that such undertakings do not secure an obligation for borrowed money or the deferred purchase price of a capital asset; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, excluding performance bonds, letters of credit and similar undertakings in the ordinary course of business of the Company, to the extent that such undertakings do not secure an obligation for borrowed money or the deferred purchase price of a capital asset;
(e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Rate Contracts; (h) sale-leaseback financings; (i) all Contingent Obligations; and (j) all Indebtedness referred to in paragraphs (a) through (i) above secured by any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and
(k) to the extent not otherwise included in (a) through (i) above, the guarantee by such Person of any indebtedness referred to in paragraphs (a) through (i) above of any other Person. For purposes of this definition, (y) any Indebtedness of the Company to a Subsidiary of the Company and (z) any Indebtedness of a Subsidiary of the Company to or from the Company or another Subsidiary of the Company shall be excluded.

        "Indemnitee" has the meaning set forth in Section 9.03(b).

        "Indenture" means the Indenture, dated as of March 31, 1998, among Motient Holdings Inc. (formerly, AMSC Acquisition Company, Inc.), the guarantors named therein and State Street Bank and Trust Company as trustee.

        "Initial Closing Date" shall mean the Business Day after the satisfaction or waiver of the conditions applicable to the Initial Closing set forth in Section 3.01 or at such other place, time or date as shall be mutually agreed upon by the Company and the Purchaser.

        "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, Contingent Obligation, time deposit or otherwise (but not including any demand deposit).

        "Investment Documents" means this Agreement, the Pledge Agreement, the Second Pledge Agreement, if any, the Notes and all agreements, instruments and documents executed


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and delivered in connection herewith and therewith, each as amended, supplemented, waived or otherwise modified from time to time.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing.

        "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, properties, condition (financial or otherwise) of the Company Group taken as a whole; (b) the ability or prospective ability of the Company or any of its Subsidiaries to perform under any Investment Document or any material Contractual Obligation;
(c) the legality, validity, binding effect or enforceability of any Investment Document or (d) the perfection or priority of any Lien granted to the Purchaser under the Pledge Agreement.

        "Maturity Date" means the date that is 180 days after the Initial Closing Date or if such date is not a Business Day, the next Business Day, or such later date as may be determined by application of the proviso to the "XM Share Price" definition; provided that, with respect to any portion of the principal amount of any Note to be prepaid in accordance with Section 2.06, "Maturity Date" means, unless the context otherwise requires, the scheduled date of such prepayment of such portion of such principal amount as set forth in the applicable prepayment notice.

        "MSV Asset Sale Agreement" means the Amended and Restated Asset Sale Agreement, dated January 8, 2001, between Motient Services Inc. and Mobile Satellite Ventures LLC as the same may be amended, supplemented, restated or otherwise modified from time to time, in each case, in a manner which would not be reasonably expected to reduce the combined value of the Company's interests in Mobile Satellite Ventures LLC and Motient Services Inc.

        "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) to which any member of the Controlled Group makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

        "Note" means either the Tranche A Note or the Tranche B Note, and "Notes" means both the Tranche A Note and the Tranche B Note, as the context may require, each of which shall be in the form of Exhibit A hereto.

        "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or Governmental


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Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

        "Notice of Purchase" has the meaning set forth in Section 2.01(b).

        "Obligations" means the Notes and other Indebtedness, advances, debts, liabilities, and obligations, owing by the Company to the Purchaser or any other Person required to be indemnified under any Investment Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Investment Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Permitted Liens" has the meaning set forth in Section 6.06.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which any member of the Controlled Group sponsors or maintains or to which any member of the Controlled Group makes or is obligated to make contributions and includes any Multiemployer Plan or Qualified Plan.

        "Pledge Agreement" means the Pledge Agreement of even date herewith between Company and the Purchaser.

        "Principal Subsidiary" means at any time any Subsidiary of the Company, except Subsidiaries which at such time have been designated by the Company (by notice to the Purchaser, which may be amended from time to time) as nonmaterial and which, if aggregated and considered as a single subsidiary, would not meet the definition of a "significant subsidiary" contained as of the date hereof in Regulation S-X of the Securities and Exchange Commission.

        "Purchaser" means Rare Medium Group, Inc., a Delaware corporation, and its successors and permitted assigns.

        "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes or is obligated to make contributions or has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.


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        "Rate Contracts" means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates; provided that such agreements or arrangements are documented under master netting agreements.

        "Reportable Event" means any of the events set forth in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in
Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

        "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject; in any case, non-compliance with which by the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

        "Responsible Officer" means, with respect to any Person, the Chief Executive Officer, the President or a duly authorized Senior Vice President or Vice President or, with respect to financial matters, the Chief Financial Officer or the Treasurer, of such Person.

        "Revolving Credit Agreement" means the Credit Agreement dated as of March 31, 1998, among the Company, Motient Holdings Inc., the agents and the other lenders party thereto, as in effect on the date hereof, without giving effect to any amendment, supplement, restatement or other modification thereto or waiver thereunder effected without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

        "Shareholder Guarantors" means Hughes Electronics Corporation, a Delaware corporation, Singapore Telecommunications Ltd., a corporation organized under the laws of Singapore and Baron Capital Partners, L.P., a Delaware limited partnership.

        "Senior Notes" means the 12 1/4% Senior Notes due 2008 of Motient Holdings Inc.

        "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Subordinated Indebtedness" means Indebtedness of the Company that is subordinate in right of payment to the Notes at least to the same extent that the Holdings Guaranty is subordinate to "Senior Indebtedness" as provided in the Indenture.

        "Term Credit Agreement" means the Term Credit Agreement dated as of March 31, 1998, among the Company, the agents and the other lenders party thereto, as in effect on the date hereof, without giving effect to any amendment, supplement, restatement or other modification


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thereto or waiver thereunder effected without the prior written consent of the
Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

        "Tranche A Note" shall have the meaning set forth in Section 2.01.

        "Tranche B Note" shall have the meaning set forth in Section 2.01.

        "Transferee Subsidiary" means a Subsidiary of the Company to which there is transferred, directly or indirectly, any property, assets or securities of the Company or any other Subsidiary of the Company, other than solely property, assets or securities of a High-yield Subsidiary.

        "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

        "Unfunded Pension Liabilities" means the excess of a Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

        "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

        "Vendor Financing Indebtedness" means Indebtedness incurred by a member of the Company Group the proceeds of which are utilized solely to acquire ground-based Communications Assets.

        "Volume Weighted Average Price" means, for any security as of any date, the volume weighted average prices of such security (as reported in Bloomberg) or, if no sale price is reported for such security by Bloomberg, the average of the per share bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Volume Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Volume Weighted Average Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Purchaser and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company.

        "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

        "XM" means XM Satellite Radio Holdings, Inc., a Delaware corporation.

        "XM Shares" means shares of Class A Common Stock and Class B Common Stock, par value $.01 per share, of XM.

        "XM Stock Payment Valuation" means 95% of the XM Share Price.


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        "XM Share Maximum" means (A) if the Second Closing shall not have occurred, 3,000,000 or (B) if the Second Closing shall have occurred, 5,000,000, in each case as appropriately adjusted to give effect to any stock split, combination, reorganization, recapitalization, stock dividend, reclassification, stock distribution, merger, consolidation or similar event or transaction.

        "XM Share Price" means, as of any date, the average of the Volume Weighted Average Price, as reported by Bloomberg, of the XM Shares for the ten
(10) consecutive trading days ending on the trading day immediately preceding such determination date; provided that in the event that there is a material adverse event regarding XM or its operations that is publicly reported during such measurement period (either through a press release or through a filing with the Securities and Exchange Commission) the "XM Share Price" will instead be measured by the ten (10) consecutive trading days immediately following the date on which the release or report is made.


        SECTION 1.02. OTHER DEFINED TERMS; ACCOUNTING. Certain other defined terms used in this Agreement are defined in the text of the Agreement and shall have the meanings given such terms therein. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated or combined financial statements of the Company and its Consolidated Subsidiaries, delivered to the Purchaser.


                                    ARTICLE 2
                               TERMS OF THE NOTES


        SECTION 2.01. PURCHASE AND SALE. (a) The Purchaser agrees, subject to the terms and conditions set forth herein, to purchase from the Company for the sum of $25,000,000 and Company agrees to issue and sell to the Purchaser, on the Initial Closing Date, a promissory note in the original principal amount of $25,000,000 (the "Tranche A Note"), subject to the satisfaction or waiver of the conditions precedent specified in Section 3.01 hereof and in accordance with the procedures specified in this Article 2.

        (b) During the Commitment Period, the Company may elect upon prior written notice to the Purchaser as provided herein, to issue and sell to the Purchaser and the Purchaser agrees, subject to the terms and conditions set forth herein, to purchase from the Company, on the Second Closing Date, for an amount equal to the lesser of (i) $25,000,000 and (ii) the excess, if any, of
(A) the XM Share Price as of the Second Closing Date multiplied by 5,000,000 over (B) $25,000,000 (the "Tranche B Amount"), a second promissory note in the original principal amount equal to the Tranche B Amount (the "Tranche B Note"), subject to the satisfaction or waiver of the conditions precedent specified in
Section 3.02 hereof and in accordance with the procedures specified in this
Article 2. The Company shall give the Purchaser irrevocable


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telephonic notice, confirmed immediately in writing (a "Notice of Purchase")
during the Commitment Period of its intent to issue and sell the Tranche B Note, specifying (i) the proposed date of the Second Closing, which date shall be a Business Day that is at least 10 Business Days after the date that the Notice of Purchase was delivered to the Purchaser.

        (c) The closing of the purchase and sale of the Tranche A Note (the "Initial Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 at 10:00 a.m. (New York City time) on the Initial Closing Date.

        (d) If the Company elects to issue and sell to the Purchaser the Tranche B Note pursuant to Section 2.01(b), the closing of the purchase and sale of the Tranche B Note (the "Second Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 at 10:00 a.m. (New York City time) on the date that is the later of (y) the date specified in the Notice of Purchase or (z) the date that is 2 Business Days after the satisfaction or waiver of the conditions applicable to the Second Closing set forth in Section 3.02 (other than those conditions that by their nature are to be satisfied at the Second Closing) or at such other place, time or date as shall be mutually agreed upon by the Company and the Purchaser (the "Second Closing Date").


        SECTION 2.02. PAYMENT. Subject to the conditions set forth in Article 3, not later than 12:00 Noon (New York City time) on each of the Initial Closing Date and the Second Closing Date, the Purchaser shall pay the full purchase price for the Tranche A Note or the Tranche B Note, as the case may be (after deducting the amounts referred to in the following sentence), in Federal or other funds immediately available in New York City, to the Company by wire transfer of immediately available funds to an account specified by the Company. The amount to be paid on the Initial Closing Date and the Second Closing Date shall be equal to the purchase price for the Tranche A Note or the Tranche B Note, as the case may be, less (i) the Tranche A Funding Fee and the Tranche B Funding Fee, respectively, and (ii) an estimate of the amount of unreimbursed out-of-pocket expenses referred to in Section 9.03. On each of the Initial Closing Date and the Second Closing Date, the Company shall deliver to the Purchaser the documents, certificates and other items required to be delivered to the Purchaser pursuant to Sections 3.01 and 3.02, as the case may be.


        SECTION 2.03. NOTES. Each Note shall be payable to the order of the Purchaser and be in the form attached hereto as Exhibit A.


        SECTION 2.04. MATURITY OF NOTES. Any Notes outstanding on the Maturity Date (together with accrued interest thereon) shall be due and payable on such date.


        SECTION 2.05. INTEREST; FUNDING FEES. (a) The Notes shall bear interest on the outstanding principal amount thereof, for each day from the principal amount of the date such Note is issued until it becomes due, at a rate per annum of 12.5%. Interest shall be computed on the basis of a year of 360 days and 12 thirty day months, and paid for the actual number of days elapsed (including the first day but excluding the last day). Any overdue principal of or interest on any Note shall bear interest, payable on demand, for each day until paid at a rate per annum of 14%.

        (b) In addition to the interest which the Company shall pay as set forth above, the Company shall pay to the Purchaser, as compensation for the purchase of the Notes, (i) a funding fee of $500,000 on the Initial Closing Date (the "Tranche A Funding Fee") and (ii) a funding fee equal to 0.02 multiplied by the principal amount of the Tranche B Note on the Second Closing Date, if any (the "Tranche B Funding Fee").


        SECTION 2.06. OPTIONAL PREPAYMENTS. The Company may, upon at least 15 days notice to the Purchaser, prepay any Note in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiples of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment, subject to the Purchaser's right to effect an Optional Exchange, in accordance with Section 2.09, at any time prior to the close of business on the day immediately preceding the date of prepayment. The date of such prepayment shall be referred to herein as the "Prepayment Date".


        SECTION 2.07. GENERAL PROVISIONS AS TO PAYMENTS. (a) In the sole discretion of the Company, subject to the Purchaser's right to effect an Optional Exchange, in accordance with Section 2.09, at any time prior to the close of business on the day immediately preceding the Prepayment Date, the Company may pay the principal of and interest on the Notes on the Maturity Date (or on a Prepayment Date) in (i) cash, (ii) XM Shares or (iii) any combination thereof; provided, that the Company shall not have the right to make any such payment in the form of XM Shares to the extent that such payment would otherwise require a filing under the HSR Act (as defined below) unless and until the applicable waiting period under such Act has expired or terminated. To the extent that any XM Shares are delivered to the Purchaser as payment of principal and interest under this Agreement, the number of XM Shares so delivered shall be equal to the aggregate amount of principal and interest to be paid through such delivery of XM Shares divided by the XM Stock Payment Valuation, using the XM Share Price calculated as of the Maturity Date, or the Prepayment Date, as the case may be.

        (b) The Company shall, on or prior to the date which is 15 days prior to the Maturity Date or any Prepayment Date, deliver a notice to the Purchaser at the address or facsimile number of the Purchaser referred to in
Section 9.01. Such notice shall state the relative portions of the repayment amount to be paid in cash and XM Shares.

        (c) The Company shall make any cash payment of principal of and interest on the Notes not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Purchaser at its address referred to in Section 9.01. Whenever any payment of principal of, or interest on the Notes shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

        (d) On the Maturity Date or any Prepayment Date, if the Company elects to pay all or part of the principal of and interest on the Notes in XM Shares, the Company shall deliver to XM, irrevocable instructions (i) to convert into Class A Common Stock that number of XM Shares to be paid as principal and interest as of such date and to register such shares in such names as the Purchaser shall designate, and (ii) return to the Purchaser as Collateral (as defined in the Pledge Agreement) a stock certificate representing that number of shares of Class B Common Stock equal to the excess, if any, of (a) the number of shares of Class A Common Stock delivered to Purchaser or its designee as payment on such dates over (b) the number of shares of Class B Common Stock represented by the stock certificate surrendered to pay such amounts. If such instructions are delivered on the Maturity Date or the Prepayment Date, as the case may be, such principal and interest shall be deemed to have been paid on such Maturity Date or Prepayment Date, as the case may be. Company shall thereafter use commercially reasonable efforts to cause XM to deliver certificates representing such shares to the Purchaser as soon as possible thereafter.


        SECTION 2.08. EXTENSION OF MATURITY DATE. If the Company wishes to extend the Maturity Date then in effect, the Company shall give written notice to the Purchaser not less than 30 days prior to the Maturity Date then in effect, whereupon the Purchaser will use its reasonable efforts to respond to such request in writing, whether affirmatively or negatively, as it may elect in its sole discretion, within 15 days after it receives such notice from the Company. If the Company receives an affirmative response in writing from the Purchaser within such 15 day period, then the Maturity Date shall be extended for 30 days (but in no event later than November 20, 2001). If the Purchaser does not reply to such request than the Purchaser shall be deemed to have responded negatively.


        SECTION 2.09. EXCHANGE RIGHTS.

        (a) The following terms shall have the following meanings for purposes of this Section 2.09:

                (i) "Exchanged Amount" means the amount of the principal of and interest on the Notes elected by the Purchaser to be exchanged pursuant to this Section 2.09; provided that the Exchanged Amount cannot be less than $100,000 and thereafter must be in multiples of at least $100,000; provided further that if the Purchaser elects to exchange a Note in its entirety, then the Exchange Amount shall be the entire amount of the outstanding principal and accrued but unpaid interest on such Note as of the Exchange Date.

                (ii) "Exchange Date" means the date specified in the Notice of Exchange, or if no date is specified therein, the Business Day following the date that the Notice of Exchange is faxed or otherwise delivered to the Company; provided, however, that the Exchange Date shall be no sooner than 1 Business Day after the date of delivery (by facsimile or otherwise) of the Notice of Exchange and any Notice of Exchange delivered to the Company on a day which is not a Business Day shall be deemed delivered as of the next following Business Day.

                (iii) "Exchange Price" means (i) with respect to the Tranche A Note, $10.41 and (ii) with respect to the Tranche B Note, an amount equal to the XM Share Price as of the Second Closing Date multiplied by 1.5.

        (b) Exchange at the Option of the Purchaser. Subject to the limitations set forth in Section 2.09(o), the Purchaser may, at any time and from time to time prior to the Maturity Date, exchange (an "Optional Exchange") all or a portion of the principal of and/or accrued interest on the Notes into a number of XM Shares equal to the number determined by dividing the Exchanged Amount by the Exchange Price; provided, that with respect to any Note or portion thereof for which a prepayment notice has been delivered to the Purchaser in accordance with Section 2.06, such exchange right shall terminate on the Business Day immediately preceding the Prepayment Date; provided, further, that such exchange right shall not be exercisable prior to June 30, 2001 unless the Company elects to prepay all or any portion of any Note in accordance with
Section 2.06, in which case such exchange right shall be exercisable at any time following the giving of an optional prepayment notice in accordance with Section
2.06 and prior to the close of business on the day immediately preceding the Prepayment Date.

        (c) Mechanics of Exchange. In order to effect an Optional Exchange, the Purchaser shall fax (or otherwise deliver) a copy of the fully executed Notice of Exchange substantially in the form of Exhibit B (the "Notice of Exchange") to the Company. Simultaneously with or prior to the delivery of such Notice of Exchange, the Purchaser shall provide telephonic notice to the Company of its delivery of such Notice of Exchange. Upon receipt by the Company of a facsimile copy of a Notice of Exchange from the Purchaser, the Company shall promptly send, via facsimile, a confirmation to the Purchaser stating that the Notice of Exchange has been received. Promptly following the faxing (or other delivery) of the Notice of Exchange, the Purchaser shall surrender or cause to be surrendered to the Company, the Note, along with a copy of the Notice of Exchange.

        (d) Company's Obligations Upon Exchange. Subject to Section 2.09(o), upon the delivery of a Notice of Exchange, the Company shall, as soon as practicable but in any event no later than the later of (a) the Exchange Date and (b) the date of surrender of the applicable Note(s) (the "Delivery Period"), deliver (x) to XM, irrevocable instructions, in form reasonably acceptable to the Purchaser, to convert into Class A Common Stock and to register in such names as Purchaser shall designate, that number of XM Shares deliverable upon such Optional Exchange along with the assets and securities contemplated by
Section 2.09(k) and (y) to the Purchaser, a new Note in the same form as the exchanged Note representing the balance of the principal amount hereof not being exchanged, if any.

        (e) Taxes. The issuance of certificates for XM Shares upon the exchange of any Note shall be made without charge to the Purchaser or for any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder or holders of the converted Note; provided, however, that in the event that certificates for XM Shares are to be issued in a name other than the name of the holder of the Note exchanged, such Note, when surrendered for exchange, shall be accompanied by an instrument of transfer, in form satisfactory to the Company, duly executed by the registered holder thereof or his duly authorized attorney; and provided, further, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the holder of the exchanged Note, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not applicable.

        (f) No Fractional Shares. No fractional XM Shares are to be delivered upon the exchange of a Note, but the Company shall instead round up to the next whole number the number of XM Shares to be delivered upon such exchange.

        (g) HSR. Prior to any exchange pursuant to this Section 2.09 and any payment of principal and interest in XM Shares pursuant to Section 2.07, the Purchaser and the Company shall cooperate in good faith (A) to determine if a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law (the "HSR Act") in connection with such exchange or payment. The Purchaser shall and the Company shall, or if the Company is not the ultimate parent entity of XM, then the Company shall use its commercially reasonable efforts to cause the ultimate parent entity to, make the required filings under the HSR Act as promptly as practicable after a determination is made that such a filing is necessary. The Company shall, or if the Company is not the ultimate parent entity of XM then the Company shall use its commercially reasonable efforts to cause the ultimate parent entity to take all actions reasonably requested by the Purchaser to cause the early termination of any applicable waiting period under the HSR Act. Notwithstanding anything in this Agreement to the contrary, if the Purchaser determines that filings under the HSR Act are required, the Company shall not be obligated to deliver any XM Shares pursuant to this Section 2.09 to the extent, but only to the extent, that such delivery would require such filing, until the date that is 2 Business Days following the expiration or termination of any applicable waiting period under the HSR Act, but the Company shall remain obligated to deliver the maximum number of XM shares as would not require expiration or termination of a waiting period under the HSR Act. The Company shall pay all filing fees and other costs and expenses in connection with any such required filings under the HSR Act. As used in this paragraph, the term "ultimate parent entity" shall have the meaning given such term in the regulations promulgated under the HSR Act.

        (h) Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of XM, any reclassification of the stock of XM (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of XM with or into another entity (where XM is not the surviving corporation or where there is a change in, exchange or conversion of, or distribution with respect to, the XM Shares), the Notes shall after such reorganization, reclassification, consolidation, or merger be exchangeable for the kind and number of shares of stock or other securities or property of XM or of the successor entity resulting from such consolidation or surviving such merger, if any, to which the holder of the number of XM Shares deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exchange of the Notes would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.

        (i) Subdivision or Combinations of XM Shares. If XM at any time or from time to time after the Initial Closing Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding XM Shares into a greater number of shares, then, after the date of record for effecting such subdivision, the Exchange Price in effect immediately prior to such subdivision shall be proportionately reduced. If XM at any time or from time to time after the Initial Closing Date combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding XM Shares into a smaller number of shares, then, after the date of record for effecting such combination, the Exchange Price in effect immediately prior to such combination shall be proportionately increased.

        (j) Certain Issuances of XM Common Stock. If XM shall, at any time or from time to time after the Initial Closing Date, issue, or pursuant to
Section 2.09(k) is deemed to have issued, any XM Shares without consideration or for consideration per share less than the closing per share price of XM Shares on the NASDAQ on the trading day immediately preceding the date of such issuance or deemed issuance (the "Closing Price"), then such Exchange Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

                (a) the Exchange Price in effect immediately prior to the issuance, or deemed issuance, of such XM Shares; by

                (b) a fraction of which (x) the denominator shall be the number of XM Shares outstanding on a fully-diluted basis immediately after such issuance and (y) the numerator shall be the sum of (i) the number of XM Shares outstanding on a fully-diluted basis immediately prior to such issuance and (ii) the number of additional XM Shares which the aggregate consideration for the number of XM Shares so issued, or deemed issued, would purchase at the Closing Price.

        For purposes of this Section 2.09, "fully diluted basis" shall be determined in accordance with the treasury stock method of computing fully diluted earnings per share in accordance with GAAP.

        (k)     For purposes of determining the adjusted Exchange Price under
Section 2.09(j), the following provisions shall be applicable:

                (i) Issuance of Rights or Options. If XM in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase XM Shares, or other securities convertible into or exchangeable for XM Shares ("Convertible Securities") (such warrants, rights and options to purchase XM Shares or Convertible Securities are hereinafter referred to as "Options"), and the price per share for which XM Shares are issuable upon the exercise of such Options is less than the Closing Price in effect on the date of issuance or grant of such Options, then the maximum total number of XM Shares that are issuable upon the exercise of all such Options shall, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued by XM for such price per share. For purposes of the preceding sentence, the "price per share for which XM Shares are issuable upon the exercise of such Options" is determined by dividing (i) the total amount, if any, received or receivable by XM as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to XM upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of XM Shares issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Exchange Price shall be made upon the actual issuance of such XM Shares upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

                (ii) Issuance of Convertible Securities. If XM in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where such Convertible Securities are issuable upon the exercise of Options for which an adjustment was made pursuant to Section 2.09(k)(i)) and the price per share for which XM Shares are issuable upon such conversion is less than the Closing Price in effect on the date of issuance of such Convertible Securities, then the maximum total number of XM Shares issuable upon the conversion of all such Convertible Securities shall, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued by XM for such price per share. For the purposes of the preceding sentence, the "price per share for which XM Shares are issuable upon such conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by XM as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to XM upon the conversion thereof at the time such Convertible Securities first become convertible, by (ii) the maximum total number of XM Shares issuable upon the conversion of all such Convertible Securities. No further adjustment to the Exchange Price shall be made upon the actual issuance of such XM Shares upon conversion or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exchange Price had been or are to be made pursuant to other provisions of this
Section 2.09, no further adjustment of the Exchange Price shall be made by reason of such issuance or sale.

                (iii) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to XM upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to XM upon the conversion of any Convertible Securities; or
(iii) the rate at which any Convertible Securities are convertible into XM Shares (other than under or by reason of customary provisions designed to protect against dilution), the Exchange Price in effect at the time of such change shall be readjusted to the Exchange Price which would have been in effect at such time if such Options or Convertible Securities still outstanding had provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                (iv) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of XM Shares issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Exchange Price then in effect shall be readjusted to the Exchange Price which would have been in effect at the time of such expiration or termination if such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of XM Shares issued upon exercise or conversion thereof), had never been issued.

                (v) Calculation of Consideration Received. If any XM Shares, Options or Convertible Securities are issued for cash, the consideration received therefor for purposes of this Section 2.09 shall be the amount received by XM therefor before deduction of commissions, underwriting discounts or allowances or other expenses paid or incurred by XM in connection with such issuance. In case any XM Shares, Options or Convertible Securities are issued for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by XM shall be the fair market value of such consideration. The fair market value of any consideration other than cash or publicly traded securities shall be determined in good faith by the mutual agreement of the Company and the Purchaser. If the Company and the Purchaser are unable to reach such agreement within a reasonable period, the fair market value of such consideration shall be determined by an independent investment bank or a "Big Five" independent public accounting firm, in either case of nationally recognized standing in the valuation of businesses similar to the business of XM, which shall be mutually acceptable to the Company and the Purchaser. The determination of such investment bank or public accounting firm shall be final and binding upon the Company and the Purchaser.

                (vi) Exceptions to Adjustment of Exchange Price. No adjustment to the Exchange Price shall be made (i) upon the grant or conversion or exercise of any Options or Convertible Securities issued and outstanding, or committed to be issued, as of the date hereof; (ii) upon the grant or conversion or exercise of any capital stock, Options or Convertible Securities which may be issued or granted after the date hereof under any stock option, stock incentive or other employee benefit plan of XM in effect as of the date hereof or which becomes effective after the date hereof, so long as such stock option, stock incentive or other employee benefit plan is approved by the board of directors of XM; (iii) upon issuance of XM Shares, Options or Convertible Securities in a firm commitment underwritten public offering other than any pro rata offering to existing stockholders of XM or any Subsidiary of XM; (iv) upon the issuance or grant of any capital stock, Options, or Convertible Securities to financial institutions, financial syndicates or lessors in connection with bona fide commercial credit arrangements, equipment financings, or similar transactions for primarily other than equity financing purposes; (v) upon the issuance or grant of any capital stock, Options, or Convertible Securities in connection with a strategic alliance, partnership or similar commercial arrangement; (vi) upon the issuance or grant of any capital stock, Options, or Convertible Securities in connection with an acquisition of another Person by XM by merger or purchase of all or substantially all of the capital stock of such Person or purchase of all or substantially all of the assets of such Person;

(vii) customary antidilution adjustments to the exercise price or conversion price of any Options or Convertible Securities issued by XM and outstanding as of the date hereof that are required to be made pursuant to the terms of such instruments as originally issued; (viii) issuance of capital stock, Options or Convertible Securities in transactions in which the Purchaser is offered the opportunity to participate on substantially similar terms; and (ix) any issuance of capital stock, Options or Convertible Securities which the Purchaser is entitled to receive under section 2.09(l) on exchange of the Notes.

        (l) Distribution of Assets. If after the Initial Closing Date, XM shall declare or make any dividend or other distribution of its assets (including cash) or securities issued by it or any other person to the holders of XM Shares, then, in connection with any full or partial exchange of a Note after the date of such Note but prior to the Maturity Date, the Purchaser shall be entitled to receive the amount of such assets or securities which, if such exchange had been made immediately prior to the record date for such dividend or distribution, would have been payable to the Purchaser in respect of the XM Shares which it would have received in such exchange. If XM distributes as a dividend or otherwise to the holders of XM Shares Options or Convertible Securities and such Options or Convertible Securities are not exercisable for a period of at least 30 consecutive days following the Maturity Date, then upon demand by the Purchaser and delivery of the exercise price therefor by the Purchaser to the Company, the Company shall exercise such Options or Convertible Securities, or any portion thereof requested by the Purchaser, and, upon the full or partial exchange of the Notes pursuant to this Section 2.09, the Company shall deliver to the Purchaser the property received upon the exercise of such Options or Convertible Securities attributable to the Options or Convertible Securities received by the Company in respect of the number of XM Shares delivered to the Purchaser in such exchange; provided, that if any such Options or Convertible Securities are not transferable by holders of XM Shares that receive such Options or Convertible Securities, the Company shall, upon the request of the Purchaser and the receipt from the Purchaser of the exercise price therefor, exercise such Options or Convertible Securities and (to the extent that it is legally able to do so) deliver to the Purchaser the property received upon the exercise of such Options or Convertible Securities which is attributable to the Options or Convertible Securities received by the Company in respect of the number of XM Shares transferred to the Purchaser pursuant to this
Section 2.09 (and to the extent that it is not legally able to do so, hold the same and cooperate reasonably with the Purchaser (at the Purchaser's expense) to remove any legal limitations on such transfer). If, as of the Maturity Date, the Purchaser has delivered to the Company the exercise price to exercise Options or Convertible Securities pursuant to the immediately preceding sentence and the number of Options or Convertible Securities so exercised exceeds the number attributable to the number of XM Shares received by the Purchaser in full or partial exchange of the Notes, the Company shall deliver to the Purchaser, at the Company's election, either (i) the amount of the exercise price delivered by Purchaser to the Company and used to exercise Options or Convertible Securities not attributable to XM Shares delivered to the Purchaser in full or partial exchange of the Notes or (ii) any consideration received by the Company upon any such exercise of such Options or Convertible Securities and not already delivered to the Purchaser, or, if such consideration may not legally be transferred by the Company, an agreement by the Company to transfer such consideration once the Purchaser removes any legal limitations on such transfer.

        (m) Notice of Adjustment. Within 20 Business Days after the occurrence of any event which requires any adjustment of the Exchange Price or any other event described in subsections (h), (i), (j), (k) or (l) above, the Company shall give written notice thereof to the Purchaser. Such notice shall describe such event in reasonable detail and shall state the Exchange Price resulting from such adjustment and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by a Responsible Officer of the Company.

        (n) No Further Interest. If the Purchaser exchanges a Note in its entirety pursuant to this Section 2.09, then such Note shall be deemed to be paid in full and no further interest shall accrue thereunder.

        (o) XM Share Limitations. If at any time, the sum of (i) the aggregate number of XM Shares paid to, exchanged with or otherwise transferred to the holders of the Notes pursuant to the Notes, and (ii) the number of XM Shares on which the lien created by the Pledge Agreement has been foreclosed, exceeds the XM Share Maximum, the Purchaser shall have no further rights to exchange all or any portion of the Notes for XM Shares pursuant to this Section 2.09, and in lieu of such transfer of XM Shares to the Purchaser, the Company shall, on such date as the XM Shares are required to be transferred in exchange for the Notes, pay to the Purchaser an amount in cash equal to the principal amount of and accrued interest on the balance of the Notes not so exchanged due to such XM Share Maximum.

        (p) Minimum Adjustment of Exchange Price. No adjustment of the Exchange Price shall be made in an amount of less than 1% of the Exchange Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exchange Price.


        SECTION 2.10. XM SHAREHOLDERS AGREEMENT; REGISTRATION RIGHTS. (a) With respect to any XM Shares received by the Purchaser from the Company, the Purchaser hereby agrees (i) that the Purchaser is bound to the terms of that certain letter entitled Lock-Up Agreement dated February 28, 2001 from Company to Bear, Stearns & Co., Inc., and (ii) to execute a joinder agreement to become a party to that certain Amended and Restated Shareholders Agreement, dated August 8, 2000, among XM, the Company and the other parties thereto.

        (b) With respect to any XM Shares transferred to the Purchaser from the Company pursuant to this Agreement, the Company hereby transfers the registration rights of the Company associated with such XM Shares (other than its demand registration rights) to the Purchaser to the full extent permitted under the Registration Rights Agreement, dated August 8, 2000, among XM, the Company and the other parties named therein (the "XM Registration Agreement"). In addition, if the Purchaser receives at least 3 million XM Shares (as such number shall be appropriately adjusted for the events and transactions referred to in the definition of "XM Share Maximum") upon prepayment, exercise of its exchange rights or otherwise pursuant to this Agreement, and there is not in effect on the 180th day following delivery to the Purchaser of the

3,000,000th share referred to above an effective registration statement under the Securities Act of 1933 which permits the public resale of all such XM Shares by the Purchaser, then the Company shall thereupon transfer to the Purchaser one of its "demand" registration rights under Section 2.1(f) of the XM Registration Agreement. The Company shall not transfer, encumber or exercise such demand registration right prior to the earlier of (x) the transfer to the Purchaser of such demand registration rights or (y) such time that all Obligations in respect of the Notes shall have been satisfied in full and less than 3 million XM Shares shall have been delivered in connection therewith (upon repayment, exercise of Optional Exchanges or otherwise).


        SECTION 2.11. RIGHT TO PARTICIPATE. (a) So long as any Note is outstanding, the Company shall not (x) issue, sell or exchange, agree or offer to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, grant any option to purchase, issue any security convertible into or exchangeable or exercisable for or otherwise dispose of, any shares of capital stock of the Company or XM or any security or other right that represents the right to acquire or receive, directly or indirectly, any capital stock of the Company or XM or (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any capital stock of the Company or XM, whether any such transaction described in (x) or (y) above is to be settled by delivery of capital stock or such other securities or other rights, in cash or otherwise ("Offered Securities"), unless in each such case the Company shall have first complied with this Section 2.11. The Company shall deliver to the Purchaser a written notice of any proposed or intended issuance, sale or exchange of Offered Securities (the "Offer"), which Offer shall (i) identify and describe the Offered Securities, (ii) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged and (iii) include an offer to issue and sell to or exchange with the Purchaser the Offered Securities upon identical terms or upon terms more favorable to the Purchaser than the terms of the proposed sale, issuance or exchange of the Offered Securities.

        (b) To accept an Offer, in whole or in part, the Purchaser must deliver a written notice to the Company within 15 days following receipt of the Offer, stating that the Purchaser accepts the Offer (the "Notice of Acceptance"). In such an event, the Company and the Purchaser shall consummate the purchase and sale of the Offered Securities on the terms and conditions set forth in the Offer.

        (c) The Company shall have 60 days from the expiration of the period set forth in Section 2.11(b) above to issue, sell or exchange the Offered Securities if the Purchaser has not given a Notice of Acceptance within the time period set forth in Section 2.11(b) (the "Refused Securities"), but only upon terms and conditions that are not more favorable, in the aggregate, to the acquiring person or persons or less favorable to the Company than those set forth in the Offer.

        (d) Any Offered Securities not acquired by the Purchaser or other persons in accordance with this Section 2.11 above may not be issued, sold or exchanged until they are again offered to the Purchaser under the procedures specified in this Section 2.11.

        (e) The term "Offered Securities" shall not include (in all cases as adjusted for stock dividends, stock splits, recapitalizations and similar events): (i) the grant or conversion or exercise of any options, warrants, convertible securities or other similar purchase or exchange rights issued and outstanding, or committed to be issued, as of the date of this Agreement; (ii) the grant or conversion or exercise of any options, warrants, convertible securities or other similar purchase or exchange rights which may be issued or granted after the date of this Agreement under any stock option, stock incentive or other employee benefit plan of the Company in effect as of the date of this Agreement or which becomes effective after the date of this Agreement, so long as such stock option, stock incentive or other employee benefit plan is approved by the Board of Directors of the Company; and (iii) customary antidilution adjustments to the exercise or conversion price of any options, warrants, convertible securities or other similar purchase or exchange rights issued by the Company and described in clauses (i) or (ii) that are required to be made pursuant to the terms of such instruments as originally issued.


                                    ARTICLE 3
                                   CONDITIONS


        SECTION 3.01. INITIAL CLOSING. The Initial Closing hereunder shall occur upon satisfaction of the following conditions:

        (a) All representations and warranties made by the Company in this Agreement or in the Pledge Agreement or otherwise made in writing in connection herewith or therewith shall be true and correct on and as of the Initial Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Initial Closing Date. All of the agreements, terms, covenants and conditions required by this Agreement to be complied with and performed by the Company shall have been complied with and performed.

        (b) No material adverse change shall have occurred in the business, operations, properties or condition (financial or otherwise) of the Company, and no other event shall have occurred which creates a possibility of materially adversely affecting the ability of the Company to perform and comply with all terms, conditions and agreements to be performed or complied with by the Company under this Agreement or the Pledge Agreement or the transactions contemplated hereby and thereby. No actions, suits, claims, arbitrations, litigation, or proceedings or investigations before or by any arbitrator or Governmental Authority shall have been instituted or threatened to restrain, prohibit, invalidate or otherwise affect the transactions contemplated by this Agreement.

        (c) All approvals, licenses, authorizations, consents, filings and registrations of or with all Governmental Authorities and other Persons which shall be necessary in connection with the execution, delivery, performance and validity of this Agreement, the Tranche A Note and the Pledge Agreement, and the transactions contemplated hereby and thereby shall have been obtained, shall be in form and substance reasonably satisfactory to the Purchaser and counsel to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect at and as of the Initial Closing Date.

        (d) the Company shall have obtained all consents, releases and approvals necessary to enter into the Pledge Agreement in the form of Exhibit C (the "Pledge Agreement") including all consents, releases and approvals necessary to remove all Liens from 3,000,000 XM Shares held by the Company; all such consents, releases and approvals (including releases addressed to and for the benefit of the Purchaser) shall be in form and substance satisfactory to the Purchaser and its counsel; and

        (e)     the Company shall have delivered the following to the Purchaser:

                (i) a certificate of a Responsible Officer of the Company certifying as to the Company's compliance with the conditions set forth in clauses (a), (b) and (c) of this Section 3.01;

                (ii) a duly executed Tranche A Note dated as of the Initial Closing Date complying with the provisions of Section 2.03;

                (iii)   the Pledge Agreement duly executed by the Company;

                (iv) certificate(s) representing 3,000,000 XM Shares along with duly executed blank stock powers and an irrevocable letter to XM in the form attached hereto as Exhibit D;

                (v) an opinion of (A) Hogan & Hartson, L.L.P., counsel to the Company, substantially in the form of Exhibit E hereto and (B) an opinion of Randy S. Segal, general counsel of the Company, substantially in the form of Exhibit F hereto;

                (vi) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements disclosed in such search (other than any such financing statements in respect of Permitted Liens;

                (vii) UCC financing statements, duly executed by the Company with respect to the Collateral, for filing in all jurisdictions as may be necessary or, in the opinion of Purchaser, desirable to perfect the security interests created in such Collateral pursuant to the Pledge Agreement under the UCC;

                (viii) a copy of the financial statements of the Company referred to in Section 4.10(a), certified by a Responsible Officer of the Company; and

                (ix) all other documents the Purchaser may reasonably request relating to the existence of the Company (including, without limitation, a certificate of good standing of the Company), any of the Company's Subsidiaries, the corporate authority for and the validity of this Agreement, the Notes, the Pledge Agreement and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Purchaser.

        SECTION 3.02. SECOND CLOSING. The Second Closing hereunder shall occur upon satisfaction of the following conditions:

        (a)     the Initial Closing shall have occurred;

        (b)     the Purchaser shall have received a Notice of Purchase;

        (c) all representations and warranties made by the Company in this Agreement or in the Pledge Agreement and Second Pledge Agreement or otherwise made in writing in connection herewith or therewith shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) on and as of the Second Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Second Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. All of the agreements, terms, covenants and conditions required by this Agreement to be complied with and performed by the Company shall have been complied with and performed;

        (d) no material adverse change shall have occurred in the business, operations, properties or condition (financial or otherwise) of the Company, and no other event shall have occurred which creates a possibility of materially adversely affecting the ability of the Company to perform and comply with all terms, conditions and agreements to be performed or complied with by the Company under this Agreement or the Pledge Agreement or the transactions contemplated hereby and thereby. No actions, suits, claims, arbitrations, litigation, or proceedings or investigations before or by any arbitrator or Governmental Authority shall have been instituted or threatened to restrain, prohibit, invalidate or otherwise affect the transactions contemplated by this Agreement;

        (e) all approvals, licenses, authorizations, consents, filings and registrations of or with all Governmental Authorities and other Persons which shall be necessary in connection with the execution, delivery, performance and validity of this Agreement, the Notes and the Pledge Agreement, and the transactions contemplated hereby and thereby shall have been obtained, shall be in form and substance reasonably satisfactory to the Purchaser and counsel to the Purchaser, shall have been delivered to the Purchaser and shall be in full force and effect at and as of the Second Closing Date;

        (f) the Company shall have obtained all consents, releases and approvals (including releases addressed to and for the benefit of the Purchaser) necessary to remove all Liens from an additional 2,000,000 XM Shares held by the Company and to enter into a second pledge agreement in the form of Exhibit C hereto (the "Second Pledge Agreement") with respect to such shares; all such consents, approvals and releases shall be in form and substance satisfactory to the Purchaser and its counsel;

        (g)     the Pledge Agreement shall be in full force and effect;

        (h) no Default or Event of Default shall have occurred and be continuing on the Second Closing Date;

        (i) the Purchaser shall have received an opinion of (A) Hogan & Hartson, L.L.P., counsel to the Company, substantially in the form of Exhibit E hereto and (B) an opinion of Randy S. Segal, general counsel of the Company, substantially in the form of Exhibit F hereto;

        (j) the Purchaser shall have received the Notice of Purchase as required by Section 2.01(b) hereof; and

        (k)     the Company shall have delivered the following to the Purchaser:

                (i) a certificate of a Responsible Officer of the Company certifying as to the Company's compliance with the conditions set forth in clauses (c), (d) and (e) of this Section 3.02;

                (ii) the Second Pledge Agreement duly executed by the Company;

                (iii) UCC Financing statements, duly executed by the Company with respect to the Collateral, for filing in all jurisdictions as may be necessary or, in the opinion of the Purchaser, desirable to perfect the security interest in such Collateral pursuant to the Second Pledge Agreement;

                (iv) a duly executed Tranche B Note dated as of the Second Closing Date complying with the provisions of Section 2.03;

                (v) certificate(s) representing 2,000,000 XM Shares along with duly executed blank stock powers; and

                (iv) all other documents the Purchaser may reasonably request relating to the existence of the Company, any of the Company's Subsidiaries, the corporate authority for and the validity of this Agreement, the Notes, the Pledge Agreement or any other matters relevant hereto, all in form and substance reasonably satisfactory to the Purchaser; and

        (l) the Purchaser shall have consented in writing to the consummation of the Second Closing.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF COMPANY


        The Company represents and warrants to the Purchaser, as of the date of this Agreement and the Initial Closing Date, that, except as set forth in the section (if any) of the Disclosure Schedule corresponding to the Section heading below:

        SECTION 4.01. CORPORATE EXISTENCE AND POWER. Each of the Company and its Principal Subsidiaries (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b) has the power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted; (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), where the failure to be so qualified or in compliance could not reasonably be expected to have a Material Adverse Effect.


        SECTION 4.02. CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each of the Company and its Subsidiaries of any Investment Document to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) contravene the terms of such Person's certificate of incorporation, bylaws or other organizational document; (b) upon receipt of the consents, releases and approvals described in
Section 3.02(f) on or prior to the Second Closing Date, if the Second Closing were to occur, conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument, Contractual Obligation, injunction, order, decree or undertaking to which such Person is a party; or (c) violate any Requirement of Law.


        SECTION 4.03. GOVERNMENT APPROVALS. All material Government Approvals heretofore required to be obtained have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal and are held in the name of, or for the benefit of, the appropriate Persons. There is no proceeding pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property of the Company or any of its Subsidiaries, which seeks, or may reasonably be expected, to rescind, terminate, materially adversely modify or suspend any of the FCC Licenses. There has not occurred any event that would make unlikely the delivery or issuance as anticipated of, and when and as needed all such Government Approvals. No such Government Approval already obtained is subject to any restriction, condition, limitation or other provision that would have a Material Adverse Effect. The information set forth in each application submitted by the Company or any of its Subsidiaries in connection with each such Government Approval is accurate and complete in all material respects taken as a whole, except for statements or omissions which could not reasonably be expected to affect adversely the validity of such Government Approvals. No other material consent, approval or authorization of, or declaration or filing with, any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any other Investment Document.

        SECTION 4.04. BINDING EFFECT. This Agreement and each other Investment Document to which the Company or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.


        SECTION 4.05. LITIGATION. Except for matters arising after the date hereof which could not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated at law, in equity, in arbitration or before any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective properties which: (a) purport to affect or pertain to this Agreement, or any Investment Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or any of its Subsidiaries, could have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any other Investment Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.


        SECTION 4.06. NO DEFAULT. Upon receipt of the consents, releases and approvals described in Section 3.02(f) on or prior to the Second Closing Date, if the Second Closing were to occur, no Default or Event of Default exists or would result from the incurring of Obligations by the Company or any of its Subsidiaries under any Investment Document. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could have a Material Adverse Effect.


        SECTION 4.07. ERISA COMPLIANCE. (a) Section 4.07 of the Disclosure Schedule lists all Plans maintained or sponsored by the Company or to which either of them is obligated to contribute, and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans. All written descriptions thereof provided to the Purchaser are true and complete in all material respects. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and to the best knowledge of the Company nothing has occurred which would cause the loss of such qualification.

        (b) There is no outstanding liability under Title IV of ERISA with respect to any Plan maintained or sponsored by any member of the Controlled Group (as to which the Company is or may be liable), nor with respect to any Plan to which any member of the Controlled Group contributes or is obligated to contribute (wherein the Company is or may be liable). No Plan maintained or sponsored by the Company provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with the Company, except to the extent required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Code. The Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

        (c) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Company or to which the Company is obligated to contribute. There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan of the Company, or (iii) any fiduciary with respect to any Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise. The Company has not incurred and does not reasonably expect to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan. The Company has not transferred any Unfunded Pension Liability outside of the Controlled Group or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        (d) The Company has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan, which transaction could have a Material Adverse Effect.


        SECTION 4.08. TITLE TO PROPERTY. Each of the Company and its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in all real property used in its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. Such real property is free and clear of all Liens or rights of others, except Permitted Liens.


        SECTION 4.09. TAXES. Each of the Company and its Subsidiaries has filed all Federal and other material tax returns and reports required to be filed and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

        SECTION 4.10. FINANCIAL CONDITION.

        (a) The audited consolidated statements of financial position of the Company and its Subsidiaries as of December 31, 1999, and the related consolidated statements of loss, stockholders' equity and cash flows for the fiscal year ended on that date and the unaudited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2000 included in the draft dated March 23, 2001 of the Company's Annual Report on Form 10-K delivered to the Purchaser: (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, (ii) fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof (including liabilities for taxes and material commitments); except with respect to (i) and
(ii), that the Company's independent auditors have advised the Company that they intend to include a "going concern" qualification in the opinion of the auditors to be included with the financial statements to be included in the Company's Annual Report on Form 10-K. The unaudited consolidated balance sheet of the Company as of February 28, 2001, attached hereto as Section 4.10(a) of the Disclosure Schedule, reflects all liabilities of the Company and its Subsidiaries as of such date in accordance with GAAP consistently applied throughout the period covered thereby.

        (b) Since December 31, 2000, there has been no Material Adverse Effect and since February 28, 2001, there has been no material increase in the liabilities of the Company and its Subsidiaries.


        SECTION 4.11. ENVIRONMENTAL MATTERS. The operations of the Company and each of its Subsidiaries comply in all material respects with all Environmental Laws. The Company and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") necessary for its operations to comply in all material respects with Environmental Laws, and all such Environmental Permits are in full force and effect, and the Company and each of its Subsidiaries are in material compliance with all terms and conditions of such Environmental Permits. None of the Company, any of its Subsidiaries or any of their present or, to the knowledge of the Company, past property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person, nor subject to any judicial or administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material. There are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Company or its Subsidiaries, including Environmental Claims associated with any operations of the Company or its Subsidiaries, with a potential liability in excess of $5,000,000 in the aggregate. Without limiting the generality of the foregoing, the Company and its Subsidiaries have met all notification requirements under Title III of the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law.


        SECTION 4.12. REGULATED ENTITIES. None of the Company, any Person controlling the Company, or any Subsidiary thereof, is (a) an "Investment Company" within the meaning of the

Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.


        SECTION 4.13. SUBSIDIARIES. As of the Closing Date, except as disclosed in Company's reports filed with the Securities and Exchange Commission since January 1, 2000 (the "SEC Reports"), the Company does not have any Subsidiaries and has no equity investments in any other corporation or entity.


        SECTION 4.14. INSURANCE. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried on by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.


        SECTION 4.15. BUSINESS. The Company and its Subsidiaries have not conducted any business other than as described in the SEC Reports. Neither the business nor the properties of the Company and its Subsidiaries are or have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has had a Material Adverse Effect.


        SECTION 4.16. COLLATERAL; PROPERTY. All contracts and all property now owned by the Company are held by it free and clear of all Liens other than Permitted Liens. The Company has good, marketable and valid title in and to all of the Collateral now owned by it, in each case free and clear of all Liens other than Permitted Liens.


        SECTION 4.17. PLEDGE AGREEMENT. The Pledge Agreement creates in favor of the Purchaser, for the benefit of the Purchaser, legal, valid and enforceable Liens on or in all of the Collateral to the extent provided in the Pledge Agreement. All filings, recordations, registrations and other actions necessary to perfect such Liens have been duly effected, and, to the extent that such Liens may legally be given and be effective and enforceable, each Lien created by the Pledge Agreement constitutes a perfected Lien on or in all right, title, estate and interest of the Company in the Collateral covered thereby, prior and superior to all other Liens except Permitted Liens arising by operation of law, and all necessary and appropriate consents to the creation and perfection of such Liens have been obtained.


        SECTION 4.18. USE OF PROCEEDS. The proceeds to be received by the Company upon the issuance and sale of the Notes shall be used by the Company for working capital, to pay the fees and expenses contemplated by this Agreement and 25% of the net proceeds from the sale of the Notes shall be used to pay down debt under the Term Credit Agreement. The Company shall not use any portion of the proceeds of any Notes for the purpose of purchasing or carrying any

"margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.


        SECTION 4.19. DISCLOSURE. The information (including, without limitation, the information in the SEC Reports) furnished in writing at or prior to the Initial Closing Date by the Company to the Purchaser in connection with this Agreement and the transactions contemplated hereby is true, complete and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified and is not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in light of the circumstances under which such information was made. There is no fact known to the Company on the date as of which this representation and warranty is made or the Initial Closing Date that has not been disclosed in writing to the Purchaser which could reasonably be expected to have a Material Adverse Effect.



                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants that:


        SECTION 5.01. CORPORATE EXISTENCE AND POWER. The Purchaser (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and (b) is in compliance with all Requirements of Law except, in the case of clause (b) where the failure to be so qualified or in compliance could not reasonably be expected to have a Material Adverse Effect.

        SECTION 5.02. CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Purchaser of any Investment Document to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) contravene the terms of the Purchaser's certificate of incorporation or bylaws; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument, Contractual Obligation, injunction, order, decree or undertaking to which the Purchaser is a party; or (c) violate any Requirement of Law.


        SECTION 5.03. GOVERNMENT APPROVALS. All material Government Approvals required for the execution, delivery and performance by the Purchaser of the Investment Documents have been duly obtained, were validly issued, are in full force and effect, are not subject to appeal and are held in the name of, or for the benefit of, the appropriate Persons. No other material consent, approval or authorization of, or declaration or filing with, any other Person is required to be made or obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement, the validity or enforceability as to the Purchaser of this Agreement or any other Investment Document.

        SECTION 5.04. BINDING EFFECT. This Agreement and each other Investment Document to which the Purchaser is a party constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.


        SECTION 5.05. INVESTMENT COMPANY. The Purchaser is not an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.


        SECTION 5.06. AVAILABILITY OF FUNDS. The Purchaser has sufficient funds to purchase the Notes pursuant to this Agreement.


        SECTION 5.07. ACQUISITION FOR INVESTMENT. The Purchaser is acquiring the Notes and, upon exchange of the Notes, the XM Shares (collectively, the "Securities") for its own account, for investment and not with a view to, or for sale in connection with, the distribution thereof in a manner which would violate the Securities Act of 1933, as amended (the "Securities Act").


        SECTION 5.08. ACCREDITED INVESTOR STATUS. The Purchaser is an "accredited investor," as that term is as defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment. The Purchaser understands that its investment in the Securities involves a significant degree of risk.


        SECTION 5.09. INFORMATION. The Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by the Purchaser or its advisors. The Purchaser and its advisors have been afforded the opportunity to ask questions of the Company's management concerning the Company and the Securities.


        SECTION 5.10. GOVERNMENT REVIEW. The Purchaser understands that no Governmental Entity has passed upon or made any recommendation or endorsement of the Securities.


        SECTION 5.11. SALE OR TRANSFER. The Purchaser understands that (i) except as provided in Section 2.10(b) hereof, the sale or re-sale of the XM Shares has not been and is not being registered under the Securities Act or any applicable state securities laws, and the XM Shares may not be sold or otherwise transferred unless (A) the XM Shares are sold or transferred pursuant to an effective registration statement under the Securities Act, or (B) sold or otherwise transferred in a transaction exempt from such registration requirements, in which case, if requested by XM, the Purchaser shall have delivered to XM an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) reasonably satisfactory to the XM to the effect that the XM Shares to be sold or transferred may be sold or transferred without registration under the Securities Act (provided that such legal opinion need not be delivered to XM in connection with any sale pursuant to Rule 144); (ii) any sale of such XM Shares made in reliance on Rule 144 may be made only in accordance with the terms of such Rule and further, if such Rule is not applicable, any sale of such XM Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities
Act) may require compliance with another exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register such XM Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (other than pursuant to Section 2.10(b) hereof).

                (b) The Purchaser understands that (i) the sale or re-sale of the Notes has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Notes may not be sold or otherwise transferred except in a transaction not requiring registration under, or not subject to, Section 5 of the Securities Act; and (ii) neither the Company nor any other Person is under any obligation to register the Notes under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.


        SECTION 5.12. RESIDENCY. The Purchaser maintains its principal executive offices in the State of New York.


                                    ARTICLE 6
                                    COVENANTS

        The Company agrees that, so long as the Purchaser has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:


        SECTION 6.01. CONDUCT OF BUSINESS; PRESERVATION OF CORPORATE EXISTENCE. The Company shall, and shall cause each of its Subsidiaries: (a) to engage in business of the same general type as now conducted by the Company and its Subsidiaries (including Motient Communications Inc. and Motient Services Inc.);
(b) to preserve and maintain in full force and effect its corporate existence and good standing under the laws of its State or jurisdiction of incorporation;
(c) to preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (d) to use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it; and (e) to preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which could have a Material Adverse Effect.; provided that the Company may transfer the assets of Motient Services, and take the actions incidental thereto, in each case as required by the MSV Asset Sale Agreement.

        SECTION 6.02. MAINTENANCE OF PROPERTY. The Company shall maintain, and shall cause each of its Principal Subsidiaries and Subsidiaries, respectively, to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.


        SECTION 6.03. COMPLIANCE WITH LAWS. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and ERISA), except such as may be contested in good faith or as to which a bona fide dispute may exist.


        SECTION 6.04. PLEDGE AGREEMENT AND SECOND PLEDGE AGREEMENT. The Company shall at all times ensure that (i) the Pledge Agreement and, if applicable, the Second Pledge Agreement, creates in favor of the Purchaser, as the secured party thereunder, legal, valid and enforceable Liens on or in all Collateral covered thereby; (ii) all filings, recordations, registrations and other actions necessary or desirable to perfect the Liens created or purported to be created by the Pledge Agreement and, if applicable, the Second Pledge Agreement, have been duly effected; (iii) each Lien created by the Pledge Agreement and, if applicable, the Second Pledge Agreement, constitutes a perfected Lien on or in all right, title, estate and interest of the Company, as applicable, in the Collateral, prior and superior to all Liens other than Permitted Liens arising by operation of law; and (iv) all necessary and appropriate consents to the creation and perfection of the Liens created or purported to be created by the Pledge Agreement and, if applicable, the Second Pledge Agreement, have been obtained.


        SECTION 6.05. GOVERNMENT APPROVALS. The Company shall, and shall cause each of its Subsidiaries to, comply with the terms of and maintain in full force and effect all material FCC Licenses, and all amendments thereto, and shall, and shall cause each of its Subsidiaries to, obtain, maintain and comply with the terms of all other Government Approvals which are necessary under applicable laws and regulations in connection with the Company's or such Subsidiary's business. No such Government Approval shall be subject to any restriction, condition, limitation or other provision that would have a Material Adverse Effect.


        SECTION 6.06. LIMITATION ON LIENS. The Company shall not, and shall not permit any other member of the Company Group to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or offer or agree to do so, other than the following ("Permitted Liens"):

        (a) any Lien securing Indebtedness identified in Schedule 6.06 hereto;

        (b) any Lien in favor of the Purchaser created under any Investment Document;

        (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are maintained, provided that no Notice of Lien has been filed or recorded;

        (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which do not secure Indebtedness and are not delinquent or remain payable without penalty;

        (e) Liens (other than any Lien imposed by ERISA) on the property of any member of the Company Group incurred, or pledges or deposits required, in connection with workmen's compensation, unemployment insurance and other social security legislation;

        (f) Liens on the property of any member of the Company Group securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, and (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business which do not secure Indebtedness, provided that all such Liens in the aggregate could not cause a Material Adverse Effect;

        (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company Group;

        (h) Liens on any asset which is the subject of a capital lease securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that (x) such Lien attaches concurrently with or within 30 days after the acquisition thereof, and
(y) the sum of the aggregate principal amount of such Indebtedness secured by such Liens shall not exceed $15,000,000;

        (i) Liens on contract rights under subscriber equipment leases sold, pledged or otherwise transferred pursuant to any bona fide financing of such leases; and

        (j)     Liens to secure Vendor Financing Indebtedness permitted by
Section 6.08(j) provided that such Liens cover only the assets acquired with such Vendor Financing Indebtedness.


        SECTION 6.07. DISPOSITION OF ASSETS, CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its assets, business or property (including accounts and notes receivable (with or without recourse), equipment sale-leaseback transactions or the Company's interest in Mobile Satellite Ventures LLC (but not, for the avoidance of doubt, any dilution of such interest arising out of additional capital contributions by others to Mobile Satellite Ventures LLC)) or (ii) merge or consolidate with any other Person, or enter into any agreement to do any of the foregoing described in clauses

(i) or (ii) except for the following; provided that immediately after giving effect to any of the following, no Default or Event of Default would exist:

        (a) sales, transfers, or other dispositions of inventory, or used, worn-out or surplus property, or property of no further use to the Company and its Subsidiaries, all in the ordinary course of business;

        (b) sales, transfers, or other dispositions of equipment in the ordinary course of business to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

        (c) sales, transfers, or other dispositions of communications services, capacity or equipment pursuant to the customer contracts providing for the sale of communications services, capacity or equipment in the ordinary course of business;

        (d) sales, transfers or other dispositions pursuant to bona fide sale-leaseback financings in which the lease gives rise solely to Capital Lease Obligations; provided, however, that any such sales, transfers or other dispositions are not permitted with any assets of the communications network; and provided further that the aggregate amount of all liabilities in respect of all such Capital Lease Obligations arising out of bona fide sale-leaseback transactions, as determined in accordance with GAAP, shall not exceed $5,000,000 at any one time outstanding;

        (e) sales, transfers, or other dispositions of assets in the ordinary course of business having a fair market value not exceeding $500,000 per item or $1,000,000 in the aggregate in any fiscal year (excluding sales, transfers and dispositions theretofore approved in accordance with the terms hereof in such fiscal year);

        (f) sales, transfers or other dispositions of contract rights under subscriber equipment leases pursuant to any bona fide financing of such leases;

        (g) non-exclusive licenses of technology and other intangible assets, excluding spectrum licenses;

        (h) sales of mobile earth terminals and related equipment, and other inventory;

        (i) any Subsidiary of the Company may merge, consolidate or combine with or into, or transfer (for no consideration) assets to the Company; provided that the Company shall be the continuing or surviving corporation; and provided, further, that no High-yield Subsidiary shall merge, consolidate or combine with or into the Company or any Subsidiary that is not a High-yield Subsidiary.

        (j) any High-yield Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise), to another High-yield Subsidiary; and

        (l) the sale of assets by Motient Services Inc. to Mobile Satellite Ventures LLC as required by and in accordance with the MSV Asset Sale Agreement.


        SECTION 6.08. INVESTMENTS. Neither the Company nor any other member of the Company Group will make or acquire any Investment in any Person other than:

        (a) Investments in Persons which are Subsidiaries on the date hereof; provided, that the aggregate amount of all Investments made in High-yield Subsidiaries shall not exceed the outstanding principal amount of the Tranche A Note and, if applicable, after the Second Closing, the sum of outstanding principal amounts of the Notes;

        (b)     Investments in Mobile Satellite Ventures LLC;

        (c)     Cash Equivalents; and

        (d) any Investment not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (d) does not exceed $10,000,000.


        SECTION 6.09. TRANSACTIONS WITH AFFILIATES. Except where such Affiliate is a member of the Company Group other than a High-yield Subsidiary, the Company will not, and will not permit any Subsidiary to, directly or indirectly, (i) pay any funds to or for the account of any Affiliate, (ii) make any investment in any Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise), (iii) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Affiliate, or (iv) except in the ordinary course of business consistent with past practice, participate in, or effect, any other transaction with any Affiliate, except in each case on an arm's-length basis on terms at least as favorable to the Company or such Subsidiary as could have been obtained from a third party that was not an Affiliate or as otherwise expressly approved in writing by the Purchaser and except that the Company may make Investments in High-yield Subsidiaries that are permitted by clause (a) of Section 6.08.


        SECTION 6.10. RESTRICTED PAYMENTS. The Company will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock or purchase, redeem or otherwise acquire for value (or permit any member of the Company Group to do so) any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding.

        SECTION 6.11. LIMITATION ON INDEBTEDNESS. The Company shall not, and shall not permit any Subsidiary (other than Mobile Satellite Ventures LLC and subsidiaries of Mobile Satellite Ventures LLC) to, create, incur, assume, guaranty, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for:

        (a) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of the Company's or the Subsidiary's business, as the case may be, in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

        (b)     income taxes payable and deferred taxes;

        (c)     accrued expenses and deferred income;

        (d) Indebtedness under the Senior Notes in an aggregate principal amount not to exceed $335,000,000 and Contingent Obligations of the Company and of Motient Holdings Inc.'s Subsidiaries in respect thereof (such Contingent Obligations of the Company to be subordinated to the same extent that the Holdings Guaranty is subordinate in right of payment to the Notes as acknowledged in Section 9.10);

        (e) Indebtedness under the Term Credit Agreement and the Revolving Credit Agreement;

        (f) Contingent Obligations incurred in connection with any lease financing of mobile equipment used in Company's business, not exceeding $10,000,000 in the aggregate in principal amount;

        (g) Indebtedness outstanding on the date hereof and identified on the financial statements of the Company referred to in Section 4.10(a);

        (h) Indebtedness incurred to finance in-orbit insurance in an aggregate amount outstanding at any time not to exceed $6,000,000;

        (i) Vendor Financing Indebtedness in an aggregate amount outstanding at any time not to exceed $10,000,000;

        (j) any other Indebtedness incurred after the date hereof; provided that the aggregate outstanding principal amount of all such Indebtedness shall not at any time exceed $15,000,000; and

        (k)     Indebtedness represented by Rate Contracts.


        SECTION 6.12. ADDITIONAL LIMITATION ON INDEBTEDNESS OF THE COMPANY AND TRANSFEREE SUBSIDIARIES. Company shall not, and shall not permit any Transferee Subsidiary to, create, incur, assume, guaranty, suffer to exist or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for:

        (a)     Indebtedness permitted by clause (g) of Section 6.11;

        (b)     Subordinated Indebtedness;

        (c) Indebtedness incurred under financing commitments with Motorola Inc. in accordance with the terms of such commitments in effect on the date hereof; provided that the aggregate amount of Indebtedness permitted to be incurred by this clause (c) shall not exceed $20,000,000;

        (d) Indebtedness under the Revolving Credit Agreement in an aggregate amount outstanding at any time not to exceed $78,000,000; and

        (e)     Indebtedness permitted by clause (i) of Section 6.11.


        SECTION 6.08. AMENDING CONVERSION PROVISIONS. The Company shall not vote any of its XM Shares in favor of a proposal to amend, alter, repeal or otherwise modify, or consent to the amendment, alteration, repeal or other modification of, or waive any right or obligation under, any provision of (a) the Amended and Restated Shareholders Agreement, dated as of August 8, 2000, by and among XM, the Company and other parties named therein, or (b) the Certificate of Incorporation of XM, in each case relating to the conversion of Class B Common Stock of XM into Class A Common Stock of XM.


                                    ARTICLE 7
                                    DEFAULTS


        SECTION 7.01. EVENTS OF DEFAULT. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

        (a) the Company shall fail to pay any principal of any Note when due or any interest, any fees or any other amount payable hereunder within two Business Days of the date when due;

        (b) the Company shall fail to observe or perform any covenant contained in Article 6;

        (c) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 20 days after notice thereof has been given to the Company by the Purchaser;

        (d) any representation, warranty, certification or statement made by the Company or a Subsidiary of the Company in this Agreement or any other Investment Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

        (e) the Company or any Subsidiary of the Company shall fail to make any payment in respect of (x) any obligation under the Term Credit Agreement or the Revolving Credit Agreement or (y) any other Indebtedness or Contingent Obligation having an aggregate principal and face amount of more than $5,000,000, in each case when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period or notice period, if any, specified in the document relating thereto;

        (f) any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness or Contingent Obligation (x) under the Term Credit Agreement or the Revolving Credit Agreement or (y) any other Indebtedness or Contingent Obligation of the Company or any Subsidiary of the Company having an aggregate principal or face amount of more than $5,000,000 or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or Contingent Obligation or any Person acting on such holder's behalf to accelerate the maturity thereof;

        (g) the Company or any Principal Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

        (h) an involuntary case or other proceeding shall be commenced against the Company or any Principal Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Principal Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

        (i) (1) any member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (2) any member of the Controlled Group shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (3) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $5,000,000 or 10% of its net worth, if greater; (4) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $5,000,000 or 10% of its net worth, if greater; (5) in the case of an ERISA Event not described in clause (3) or (4), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $5,000,000 or 10% of its net worth, if greater; (6) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on any member of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $5,000,000 or 10% of its net worth, if greater or more; (7) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, any member of the Controlled Group shall result in a net increase in unfunded liabilities to the Company or an ERISA Affiliate in excess of $5,000,000 or 10% of net worth, if greater; or (8) the occurrence of any combination of events listed in clauses
(3) through (7) that involves a net increase in aggregate Unfunded Pension Liabilities and unfunded liabilities in excess of $5,000,000 or 10% of its net worth, if greater;

        (j) one or more final judgments, orders or decrees shall be entered against the Company or any member of the Company Group involving in the aggregate a liability (not fully covered by insurance and as to which the insurer has not acknowledged liability) more than an amount equal to the greater of (i) $5,000,000 and (ii) 10% of the Company's net worth, and the same shall remain unvacated, undischarged, unstayed or unbonded pending appeal for a period of 60 days after the entry thereof; or

        (k) any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and enforcement proceedings shall have been commenced by any Person upon such judgment or order which shall remain unstayed for any period of 10 consecutive days or more; or

        (l) (i) any provision of the Pledge Agreement or the Second Pledge Agreement shall for any reason cease to be valid and binding on or enforceable against the Company, if the effect thereof may materially deprive the Purchaser of the benefits of the Collateral covered thereby, or the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder;

                (ii) the Pledge Agreement or the Second Pledge Agreement shall for any reason (other than pursuant to, or contemplated by, the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and (except for Permitted Liens arising by operation of law) first priority security interest; (iii) any of the outstanding Obligations of the Company hereunder shall not be Secured Obligations (as defined in the Pledge Agreement); or (iv) there shall occur an event of loss which, together with all other events of loss since the date hereof, results in a reduction in the value (as determined in the reasonable opinion of the Purchaser) of the Collateral of $2,500,000 net of any cash proceeds received by the Company in respect of such event or events of loss; or

        (m) the FCC or any other Governmental Authority shall revoke or fail to renew any material FCC License or any other material license, permit or franchise of the Company or any of its Subsidiaries; the Company or any Subsidiary shall for any reason lose any material FCC License or any other material license, permit or franchise; or the Company or any Subsidiary shall suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material FCC License or any other material license, permit or franchise;

        (n)     there shall occur and be continuing a Material Adverse Effect;
or

        (o)     there shall occur a Change in Control;

then, and in every such event, the Purchaser may (i) by notice to the Company terminate the commitment to purchase the Tranche B Note and such commitment shall thereupon terminate, and (ii) by notice to the Company declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the case of any of the Events of Default specified in clause
(g) or (h) above with respect to the Company, without any notice to the Company or any other act by the Company or any other person, the commitment to purchase the Tranche B Note shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.


        SECTION 7.02. NOTICE OF DEFAULT. The Company shall give notice to the Purchaser promptly upon becoming aware of any Event of Default.


                                    ARTICLE 8
                                      TAXES


        SECTION 8.01. TAXES. (a) For the purposes of this Section 8.01 , the following terms have the following meanings:

        "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company, as the case may be, pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of the Purchaser, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which the Purchaser is organized or in which its principal executive office is located and (ii) any United States withholding tax imposed on such payments but only to the extent that the Purchaser is subject to United States withholding tax at the time the Purchaser first becomes a party to this Agreement.

        "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

        (b) Any and all payments by the Company to or for the account of the Purchaser hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Purchaser (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall furnish to the Purchaser, at its address referred to in
Section 9.01 , the original or a certified copy of a receipt evidencing payment thereof.

        (c) The Company agrees to indemnify the Purchaser for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Purchaser and any liability (including penalties, interest and expenses, other than those resulting from any act or failure to act by the Purchaser) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after the Purchaser makes demand therefor.


                                    ARTICLE 9
                                  MISCELLANEOUS


        SECTION 9.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Purchaser under Article 2 or Article 9 shall not be effective until received.


        SECTION 9.02. NO WAIVERS. No failure or delay by Purchaser in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


        SECTION 9.03. EXPENSES; INDEMNIFICATION. (a) The Company shall pay (i) out-of-pocket expenses of the Purchaser, including reasonable fees and disbursements of counsel for the

Purchaser, in connection with the preparation, negotiation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Purchaser, including (without duplication) the reasonable fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom; provided, that the Company shall not be required to reimburse the Purchaser for more than $50,000 in legal fees and expenses in connection with the preparation and negotiation of this Agreement.

        (b) The Company agrees to indemnify the Purchaser, its respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Notes hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.


        SECTION 9.04. AMENDMENTS AND WAIVERS. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Purchaser.


        SECTION 9.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Purchaser.


        SECTION 9.06. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        SECTION 9.07. COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.


        SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


        SECTION 9.09. CONFIDENTIALITY. The Purchaser agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any of its Subsidiaries in connection with this Agreement or any other Investment Document and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Purchaser, or (b) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Purchaser; provided, further, that the Purchaser may disclose such information (A) at the request of any regulatory authority or in connection with an examination of the Purchaser by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) at the express direction of any other agency of any State of the United States of America or of any other jurisdiction in which the Purchaser conducts its business; and (E) to the Purchaser's independent auditors and legal counsel. Neither party will issue a press release disclosing matters with respect to this Agreement or the transactions contemplated hereby without giving the other a reasonable opportunity to review and comment thereon.

        SECTION 9.10. SENIOR INDEBTEDNESS; SUBSIDIARY GUARANTIES. The parties hereto agree that the Notes and all Obligations in respect thereof constitute "Senior Indebtedness" of the Company within the meaning of the Indenture and, accordingly, shall rank pari passu with all other unsubordinated Indebtedness of the Company and that the Obligations of the Company with respect to the Holdings Guaranty is subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all Obligations in respect of the Notes. The Company will cause each domestic Subsidiary of the Company which becomes a Subsidiary after the date of this Agreement to guaranty the Notes pursuant to a guaranty agreement in form and substance reasonably satisfactory to the Purchaser; provided that the foregoing shall not apply to the High-yield Subsidiaries.


        SECTION 9.11. NO SHORT SALES. During any Short Sale Prohibition Period, the Purchaser shall comply, and shall cause its Subsidiaries to comply, with
Section 16(c) of the Securities Exchange Act of 1934, as amended, with respect to transactions in the capital stock of

XM to the same extent as if Section 16(c) of the Securities Exchange Act of 1934, as amended, applied by its terms to the Purchaser and its Subsidiaries. For purposes of this Section 9.11, a "Short Sale Prohibition Period" means:

                (a) in connection with any payment to the Purchaser in XM Shares pursuant to Section 2.07 hereof, each period of time commencing on the later of
(i) the date of the Purchaser's receipt of the notice described in Section 2.07(b) and (ii) the date that is 10 consecutive trading days prior to the trading day immediately preceding the Maturity Date or date of prepayment referred to in such notice, and ending on the Maturity Date or date of prepayment, as the case may be; and

                (b) in connection with the Second Closing, the period of time commencing on the later of (i) the date of the Purchaser's receipt of the Notice of Purchase pursuant to Section 2.01(b) hereof and (ii) the date that is 10 consecutive trading days prior to the trading day immediately prior to the Second Closing Date, and (ii) ending on the Second Closing Date.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  MOTIENT CORPORATION



                                  By:  /s/ WALTER V. PURNELL, JR.
                                      ----------------------------------------
                                  Name: Walter V. Purnell, Jr.
                                  Title: President and Chief Executive Officer
                                  Address: 10802 Parkridge Boulevard
                                  Reston, VA 20191
                                  Attention: General Counsel
                                  Facsimile: 703-758-6134



                                  RARE MEDIUM GROUP, INC.



                                  By:  /s/ GLENN S. MEYERS
                                      ----------------------------------------
                                  Name: Glenn S. Meyers
                                  Title: Chairman and Chief Executive Officer
                                  Address: 565 Fifth Avenue, 29th Floor
                                           New York, NY 10017
                                  Attention: General Counsel
                                  Facsimile: 212-856-9122

                                LIST OF EXHIBITS


EXHIBIT A - FORM OF NOTE
EXHIBIT B - FORM OF NOTICE OF EXCHANGE
EXHIBIT C - FORM OF PLEDGE AGREEMENT
EXHIBIT D - FORM OF IRREVOCABLE LETTER
EXHIBIT E - FORM OF HOGAN & HARTSON L.L.P. OPINION
EXHIBIT F - FORM OF RANDY S. SEGAL, ESQ. OPINION

                                                                       EXHIBIT A
                                                                   FORM OF NOTES

THIS NOTE AND THE SHARES OF CLASS A COMMON STOCK OF XM SATELLITE RADIO HOLDINGS, INC. ("XM SHARES") THAT MAY BE RECEIVED UPON THE PAYMENT OR EXCHANGE OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE NOTE PURCHASE AGREEMENT, DATED AS OF APRIL 2, 2001 (THE "NOTE PURCHASE AGREEMENT"), BETWEEN THE CORPORATION AND THE PURCHASER PARTY THERETO, NEITHER THIS NOTE NOR ANY XM SHARES MAY BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR SUCH LAWS OR IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION REQUIREMENTS IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE NOTE PURCHASE AGREEMENT. A COPY OF THE NOTE PURCHASE AGREEMENT IS AVAILABLE UPON REQUEST TO THE SECRETARY OF THE CORPORATION FOR INSPECTION AT THE OFFICES OF THE CORPORATION.

                                    TERM NOTE
                               New York, New York
                                     [DATE]

        For value received, MOTIENT CORPORATION, a Delaware corporation (the "Company"), promises to pay to the order of RARE MEDIUM GROUP, INC. or its assigns (the "Purchaser"), the principal sum of $___________[Insert $25,0000,000 for the Tranche A Note][Insert principal amount of the Tranche B Note as determined pursuant to Section 2.01(b) of the Note Purchase Agreement for the Tranche B Note] to the Company pursuant to the Note Purchase Agreement referred to below on the Maturity Date provided for in the Note Purchase Agreement. The Company promises to pay interest on the unpaid principal amount of such Note on the dates and at the rate or rates provided for in the Note Purchase Agreement referred to below. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Purchaser, at 565 Fifth Avenue, New York, NY 10017.

        This note is one of the Notes referred to in the Note Purchase Agreement dated as of April 2, 2001 between Motient Corporation and Rare Medium Group, Inc. (as the same may be amended from time to time, the "Note Purchase Agreement"). Terms defined in the Note Purchase Agreement are used herein with the same meanings. Reference is made to the Note Purchase Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                                       MOTIENT CORPORATION


                                       By
                                           ------------------------------------
                                           Name:
                                           Title:

                                                                       EXHIBIT B
                                                      FORM OF NOTICE OF EXCHANGE


                               NOTICE OF EXCHANGE



The undersigned hereby irrevocably elects to exchange (the "Exchange") $__________ of the principal amount of the [Tranche A Note/Tranche B Note] dated ________, 2001 (the "Note"), plus all accrued and unpaid interest on such principal amount (i.e., $_________) for shares of Common Stock of XM Satellite Radio Holdings, Inc. as of the date written below according to the conditions set forth in the Note Purchase Agreement dated April 2, 2001 between Motient Corporation and Rare Medium Group, Inc. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder of the Note for any exchange except as provided herein or in the Note Purchase Agreement.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities deliverable to the undersigned upon exchange of the Note shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Note for the principal balance which shall not have been converted.

                                       Exchange Date:
                                                     ---------------------------

                                       Applicable Exchange
                                       Price:
                                             ----------------------

                                       Number of Shares
                                       to be Issued:
                                                    ---------------

                                       [HOLDER OF NOTE BEING EXCHANGED]

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------



ACKNOWLEDGED AND AGREED:

MOTIENT CORPORATION

By:
    ----------------------------------------
Name:
      --------------------------------------
Title:                                             Date:
       -------------------------------------            ------------------------